Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc.  Announces Appointment of Director and Stock Repurchase Program
Dunkirk, NY – March 1, 2010

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), is pleased to announce that on February 24, 2010 its Board of Directors appointed Tracy S. Bennett to serve as a director to fill the remaining term of Paul Kolkmeyer, who resigned from the board on February 3, 2010.  Mr. Bennett’s appointment was effective immediately and he was also appointed to serve on the Audit Committee.  Mr. Bennett is the Vice President for Administration at the State University of New York at Fredonia, a position he has held since 1997.  Mr. Bennett is also the President of the SUNY Fredonia Faculty-Student Association and serves on a number of campus committees. Mr. Bennett owns a tax preparation business in Westfield, New York and is a certified public accountant in New York State.  As a result of this appointment, the Company has regained compliance with the Nasdaq Listing Rule 5605, which requires that a majority of the board of directors be comprised of independent directors and on February 26, 2010, the Company received a letter from Nasdaq indicating that this matter is now closed.

“With Mr. Bennett's background and experience we are confident he will be an asset to our Board,” said Michael E. Brunecz, Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings Bank.

The Company also announced that its Board of Directors authorized a new program to repurchase up to 122,642 shares of the Company’s common stock. This amount represents 5% of the Company’s outstanding common stock that is not owned by Lake Shore, MHC, as of February 23, 2010.  This repurchase program supersedes all of the prior Company stock repurchase programs. Any purchases under the program will be made through open market transactions, negotiated block transactions or otherwise, including pursuant to a repurchase plan administered in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, at the discretion of management. The amount and exact timing of any purchases will depend on market conditions and a variety of other factors, at the discretion of management, and there is no assurance that the Company will repurchase shares during any period.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services.   Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Media Contact –
Rachel A. Foley, CFO
Lake Shore Bancorp, Inc.
(716) 366-4070